UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 22, 2015
(Date of earliest event reported)

DARDEN RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-13666

Florida	59-3305930
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1000 Darden Center Drive, Orlando, Florida 32837
(Address of principal executive offices, including zip code)

(407) 245-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2015, the Board of Directors (the “Board”) of Darden Restaurants, Inc. (the “Company”) appointed Eugene I. Lee, Jr. as Chief Executive Officer, effective immediately. The Board also increased the number of directors of the Company from 13 to 14 and elected Mr. Lee as a director, also effective immediately. Mr. Lee has served as the Company’s President and Interim Chief Executive Officer since October 2014, and as President and Chief Operating Officer from September 2013 to October 2014. He served as President of the Company’s Specialty Restaurant Group since the Company’s acquisition of RARE Hospitality International, Inc. (“RARE”) on October 1, 2007. Prior to the acquisition, he served as RARE’s President and Chief Operating Officer from January 2001 to October 2007. Mr. Lee is 53 years old.

There are no family relationships between Mr. Lee and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Executive Officer, Mr. Lee and the Company have agreed that Mr. Lee’s annual base salary will be $925,000 and Mr. Lee will be eligible to participate in the Company’s annual cash incentive and equity compensation programs. Mr. Lee’s target annual cash bonus will be 100% of his annual base salary, to be effective upon the announcement of his appointment as Chief Executive Officer. In fiscal 2015, his annual cash bonus will be pro-rated for the time he serves as Chief Executive Officer. Mr. Lee’s target annual equity grant will have an aggregate value of $2,650,000, which will be granted during the annual cycle consistent with the timing of other executive awards. The Compensation Committee of the Board will emphasize performance goals aligned with the Company’s operating plan.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	News release dated February 23, 2015, entitled “Darden Announces Appointment of Chief Executive Officer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARDEN RESTAURANTS, INC.

	By:	/s/ Teresa M. Sebastian
Teresa M. Sebastian
Date: February 23, 2015		Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	News release dated February 23, 2015, entitled “Darden Announces Appointment of Chief Executive Officer”